Exhibit 10.1
AMENDMENT TO THE AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Amendment”) is entered into as of July 29, 2026, by and between CarMax, Inc., a Virginia corporation, for itself and on behalf of its subsidiaries and affiliates (hereafter referred to collectively as “CarMax” or the “Company”), and Diane L. Cafritz (hereafter referred to as the “Associate”).

WHEREAS, CarMax and the Associate are parties to that certain Amended and Restated Severance Agreement dated as of March 1, 2026 (the “Prior Agreement”);

WHEREAS, CarMax and the Associate desire to amend the Prior Agreement and enter into this Amendment to modify certain terms of the Associate’s employment;

NOW, THEREFORE, in consideration of the Associate’s continued employment by
CarMax and the mutual covenants and agreements of the parties set forth in the Prior Agreement and this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CarMax and the Associate, intending to be legally bound, agree as follows:

Article 7.3(a) of the Prior Agreement is hereby stricken in its entirety and replaced in the Prior Agreement with a new Article 7.3(a) as follows:

(a)After the thirty (30) day notice period specified above, the Associate shall be eligible to receive an amount equal to one-and-a-half (1.5) times the Associate’s Base Salary less applicable federal, state, and local withholdings, to be paid in equal installments of thirty-nine (39) biweekly payments. In addition, after the thirty (30) day notice period specified above, the Associate shall be eligible to receive the Associate’s full-year actual fiscal year 2027 annual bonus less applicable federal, state, and local withholdings, to be paid within a reasonable time after such bonus is paid to eligible employees in May 2027; provided however that CarMax’s obligation to provide the thirty-nine (39) biweekly payments and the full-year actual fiscal year 2027 annual bonus is subject to the Associate’s compliance with (a) Articles 8, 9, 10 and 11 of this Agreement and (b) delivery to CarMax of an executed Agreement and General Release, which shall be substantially in the form attached hereto as Exhibit A (with such changes or additions as needed under then applicable law to give effect to its intent and purpose) (the “Agreement and General Release”) within twenty-one (21) days of presentation thereof by CarMax to the Associate. Any amounts due following a termination of employment under this Agreement shall not be due until after the expiration of any revocation period applicable to the Agreement and General Release without the Associate having revoked such Agreement and General Release. CarMax thereafter shall have no further obligations under this Agreement.

IN WITNESS WHEREOF, CarMax and the Associate have executed this Amendment to the Prior Agreement.

BY:

Associate/Employee:

/s/ Diane L. Cafritz
Name: Diane L. Cafritz

CarMax, Inc.

By: /s/ Craig Cronheim
Name: Craig Cronheim
Title: Senior Vice President & Chief Human Resources Officer